                                                                Exhibit 99(b)(3)

                                December 24, 1998


Key Components LLC
Wing Road
Rural Route 1
Post Office Box 167D
Millbrook, New York 12545

        Attention: Mr. Alan L. Rivera
                  Vice President and Secretary

                    Re: PROPOSED $100,000,000 SENIOR SECURED CREDIT FACILITIES

Ladies and Gentlemen:

         You have advised SG Cowen Securities Corporation ("SG COWEN") and Societe Generale ("SG") that (a) Key Components LLC ("KC LLC") wishes to purchase all of the capital stock of Valley Forge Corporation ("VALLEY FORGE"), either directly or through a wholly-owned subsidiary of KC LLC (the "ACQUISITION"), and (b) KC LLC will require senior financing in an aggregate principal amount up to $100,000,000 to finance the Acquisition and to refinance outstanding indebtedness under KC LLC's existing senior secured credit facility.

         We are pleased to advise you that (a) SG hereby offers to commit to provide $95,000,000 of the required senior financing and (b) SG Cowen hereby offers to commit to use its best efforts to arrange for other banks or financial institutions to provide the $5,000,000 balance of the Senior Secured Facilities (provided that, if the aggregate amount of commitments under the Senior Secured Facilities held by SG (or any of its affiliates) on the Closing Date (as defined below) is greater than $30,000,000, the aggregate amount of the Senior Secured Facilities shall not exceed $95,000,000), all on the terms and conditions described in the Summary of Terms and Conditions for Senior Secured Facilities attached hereto as Exhibit A (the "TERM SHEET"), including the conditions precedent set forth therein, and on the terms and conditions set forth herein and in the letter of even date herewith (the "FEE LETTER") addressed by SG Cowen to you providing, among other things, for certain fees relating to the senior financing (such required senior financing is hereinafter referred to as the "SENIOR SECURED FACILITIES"). SG Cowen reserves the right to syndicate the Senior Secured Facilities among a group of banks and/or other financial institutions (including SG, the "LENDERS") selected by SG Cowen in consultation with you and Millbrook Capital Management, Inc. ("MILLBROOK").

         SG Cowen has submitted this letter after reviewing certain historical financial statements and other information provided to SG Cowen by you, by Millbrook (your advisors), by Valley Forge and by CIBC Oppenheimer Corp. (Valley Forge's advisors). SG Cowen shall be entitled to terminate its obligations under the preceding paragraph to provide the Senior Secured Facilities: (i) if the terms of the Acquisition are changed in any material respect (including any material change in the sources and uses of funds for the Acquisition from that described in Exhibit B hereto), or if any information submitted to SG Cowen proves to have been inaccurate or incomplete or if any adverse change occurs, or any additional information is disclosed to or discovered by SG Cowen, that SG Cowen deems materially adverse in respect of the condition (financial or otherwise), business, operations, assets, nature of assets or liabilities of KC LLC, Valley Forge and their respective subsidiaries (taken as a whole); (ii) if any of the fees provided for by the Fee Letter are not paid when due; (iii) if SG Cowen is not satisfied that, prior to and during the syndication of the Senior Secured Facilities, there is no competing offering, placement or arrangement of any debt securities (other than the Senior Secured Facilities) or bank financing by or on behalf of KC LLC or any of its subsidiaries; (iv) if a banking moratorium is declared by federal or New York banking officials; or (v) if the other conditions set forth or referred to in the Term Sheet are not fulfilled.

         SG Cowen shall be entitled, after consultation with you, to change pricing, terms and structure of the Senior Secured Credit Facilities, if SG Cowen determines that such changes are reasonably necessary to ensure successful syndication of the Senior Secured Credit Facilities, provided the total amount of the Senior Secured Credit Facilities remains unchanged.

         You hereby indemnify and hold harmless each of SG Cowen, SG and the other Lenders and each director, officer, employee and affiliate thereof (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and expenses that arise out of, result from or in any way relate to this letter, the Term Sheet or the Fee Letter, the other transactions contemplated hereby or the provision or syndication of the Senior Secured Facilities, and to reimburse each indemnified person, upon its demand, for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent finally judicially determined to have arisen out of the gross negligence or willful misconduct of such person. Neither SG Cowen, SG nor any other Lender shall be responsible or liable to the Company, any of its shareholders or any other person for any consequential damages that may be alleged as a result of this letter. In addition, you hereby agree to reimburse SG Cowen and SG from time to time upon their demand for their reasonable out-of-pocket costs and expenses (including, without limitation, legal fees and expenses, provided that, in the event that you are not selected by Valley Forge to proceed to consummate the Acquisition on the basis outlined in this letter and the Term Sheet, such legal fees (exclusive of disbursements) shall be reimbursable in an amount not to exceed $18,000) incurred in connection with the syndication of the Senior Secured Facilities and the preparation, review, negotiation, execution and delivery of this letter, the Term Sheet, the Fee Letter, the definitive financing agreements and the other documents relating to the Senior Secured Facilities. Your obligations under this paragraph shall survive any termination of this letter and shall be effective regardless of whether the definitive financing agreements are executed.

         You acknowledge that SG Cowen and its affiliates may be providing financing or other services to other companies in respect of which you or your affiliates may have conflicting interests. SG Cowen and its affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the engagements of SG Cowen and its affiliates with other companies, and SG Cowen and its affiliates will not furnish any such information to such other companies. You also acknowledge that SG Cowen and its affiliates have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you or any of your affiliates, confidential information obtained from other companies.

         This letter is delivered to you upon the condition that, prior to your acceptance of this offer, neither the existence of this letter, the Term Sheet or the Fee Letter nor any of their contents shall be disclosed by you except (i) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law or (ii) on a confidential and "need to know" basis, to your directors, officers, employees, advisors and agents.

         SG Cowen's offer set forth in this letter will terminate at 5:00 p.m. (New York City time) on December 26, 1998 unless you accept this letter and the Fee Letter at or prior to that time by signing and returning to SG Cowen counterparts of this letter and the Fee Letter. SG Cowen's commitment under this letter, if accepted by you, will in any event terminate at 5:00 p.m. (New York City time) on April 15, 1999 (subject to extension by SG Cowen if, in SG Cowen's reasonable judgment, each of the parties to the Merger Agreement referred to in the Term Sheet is making a good faith effort to consummate the Merger referred to in the Term Sheet as soon as practicable) if the Acquisition and the initial borrowings under the Senior Secured Facilities (the date on which the Acquisition and such borrowings occur, the "CLOSING DATE") shall not have occurred on or prior to such date.

         This letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement, and this letter, the Term Sheet and the Fee Letter may not be assigned by you without the prior written consent of SG Cowen and may not be amended or any provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto. No person or entity other than the parties hereto shall have any rights under or be entitled to rely upon this letter, the Term Sheet or the Fee Letter. This letter, the Term Sheet and the Fee Letter shall supersede and replace in their entirety (i) the commitment letter, dated December 2, 1998, from SG Cowen and SG to KC LLC, (ii) the term sheet attached as "Exhibit A" thereto and (iii) the fee letter, dated November 10, 1998, from SG Cowen and SG to KC LLC, respectively. This letter, the Term Sheet and the Fee Letter shall be governed by and construed in accordance with the law of the State of New York.

         We look forward to working with you to complete this transaction.

                                      SG COWEN SECURITIES CORPORATION


                                      By /s/ Brad Yates
                                        ----------------------------
                                        Title: Managing Director

                                      SOCIETE GENERALE


                                      By   Illegible
                                        ----------------------------
                                        Title:

ACCEPTED AND AGREED:

KEY COMPONENTS LLC


By /s/ Clay B. Lifflander
  ----------------------------
   Title: President

Date: December 24, 1998

                                                                       EXHIBIT A

                               KEY COMPONENTS, LLC

                       PROPOSED SENIOR SECURED FACILITIES

                         SUMMARY OF TERMS AND CONDITIONS


BORROWER:                  Key Components, LLC.

ARRANGER:                  SG Cowen Securities Corporation.

AGENT:                     Societe Generale.

LENDERS: Societe Generale, acting individually or with or through one or more of its subsidiaries or affiliates, including branches or agencies thereof ("SG"), together with a group of financial institutions (collectively with SG, the "Lenders") to be selected by the Arranger in consultation with Millbrook Capital Management, Inc. and the Borrower.

PURPOSE:                   To finance the acquisition by the Borrower of all of
          the capital stock of Valley Forge Corporation ("Valley Forge"), and for general corporate and working capital purposes, provided that an amount not to exceed $5,000,000 will be available to finance the acquisition of G&H Technologies, Inc. (the "G&H Acquisition"), if the G&H Acquisition has not been consummated prior to the Closing Date, on terms and conditions satisfactory to the Agent. If the amount of the Revolver described below is increased to up to $40,000,000 as described below, such increase will be available to finance (i) Permitted Acquisitions or (ii) any other acquisition as shall be consented to by Lenders holding 50.1% or more of the commitments.

FACILITIES:         REVOLVER:            $35,000,000 senior secured revolving
                             credit facility (subject to increase to up to $40,000,000 at the Borrower's option, provided and to the extent that the aggregate amount of the commitments with respect to the Facilities made by the Lenders (other than SG) shall exceed $65,000,000).

           TERM LOAN:                     $60,000,000 senior secured term loan.


AVAILABILITY:       REVOLVER:            Draws may be made and standby letters
                             of credit may be issued under the Revolver at any time after closing until the Revolving Credit Final Maturity Date (as defined below). Availability will be subject to borrowing base equal to the sum of the following:

                                   (x) 85% of Eligible Accounts Receivable, plus

                                   (y) 60% of Eligible Inventory, plus


                                   (z) 100% of cash on hand and in bank
                                       accounts, and commercial paper rated "AA" or better in which the Agent has a perfected first priority security interest.


                            Amounts repaid under the Revolver may be reborrowed.
           TERM LOAN:       The Term Loan will be made in a single drawing at
                            closing. Amounts
                            outstanding under the Term Loan that are repaid may not be reborrowed.

FINAL MATURITY AND
AMORTIZATION:              REVOLVER:    The Revolver will have a final maturity
                                    (the "Revolving Credit Final Maturity Date") of the earlier of six years following closing and the date on which the Term Loan is repaid in full. If the amount of the Revolver is increased to greater than $35,000,000 as described above, such increase, if drawn, shall amortize in a manner to be determined.

             TERM LOAN:    The Term Loan will have a final maturity of six years
                       after the closing, and will amortize in equal quarterly installments with aggregate annual amortization requirements as follows:

           YEAR FOLLOWING CLOSING          ANNUAL AGGREGATE AMORTIZATION
           ----------------------          -----------------------------
                    First ....................... $  5,000,000
                    Second ...................... $  6,000,000
                    Third ....................... $ 10,000,000
                    Fourth ...................... $ 11,000,000
                    Fifth ....................... $ 14,000,000
                    Sixth ....................... $ 14,000,000


INTEREST RATES:     Revolver and
               TERM LOAN:    LIBOR + 3-1/4%, or ABR, as defined by SG, + 2-1/4%.

                             Interest margins on loans drawn under the Revolver and the Term Loan will step-down based on a grid of leverage ratios to be determined.

COMMITMENT FEES:    0.50% per annum on the undrawn and unutilized amount of the
                    Revolver.


LETTER OF CREDIT FEES:       Equal to the Applicable LIBOR Margin then in effect
                      for loans outstanding under the Revolver. Additionally, a Letter of Credit Issuance Fee, equal to the greater of $500 or 0.25% will be paid to the Letter of Credit Issuer.

DEFAULT RATE:                Upon the occurrence of any Default or Event of
                      Default, the Applicable Margin for each facility will increase by 2% over the Applicable Margin in effect just prior to the occurrence of the Default or Event of Default. If such loan is a LIBOR loan, it shall convert to a base rate loan at the end of the interest period then in effect for such loan.

GUARANTEES:                  The Facilities and drawings thereunder shall be
                      unconditionally guaranteed (the "Guarantees") by each existing and hereinafter acquired direct and indirect subsidiary of the Borrower (including, after the consummation of the Merger referred to below, Valley Forge and each of the direct and indirect subsidiaries of Valley Forge), other than Key Components Finance Corp. (collectively, the "Guarantors").

SECURITY:                    The Facilities and drawings thereunder and the
                      related Guarantees shall be secured by a perfected first priority security interest in all current and hereinafter acquired tangible and intangible assets of the Borrower and the Guarantors and a first priority pledge of all capital stock of the Guarantors owned directly or indirectly by the Borrower.

VOLUNTARY REDUCTION OR

CANCELLATION OF UNUSED
REVOLVER COMMITMENTS:        The Borrower may permanently reduce without premium
     or penalty all or a portion of the Revolver unused for advances, subject to one business day's prior notice, provided that any partial reduction shall be in a minimum amount of $1,000,000 and in multiples of $500,000 in excess thereof.

OPTIONAL PREPAYMENTS:         Voluntary prepayments shall be permitted in whole
     or in part without premium or penalty, in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof (except in the case of Revolving Loans for which optional prepayments in a minimum amount of $100,000 and in integral multiples of $50,000 shall be permitted), subject to at least one but no more than five business days' prior notice and reimbursement of "break funding" costs and related expenses, if any. The amount of any optional prepayment shall be applied to prepay the amounts outstanding under the Term Loan in the inverse order of maturity of the remaining installments thereof.

MANDATORY PREPAYMENTS:       Mandatory Prepayment Events will be customary for
     leveraged transactions of this nature, but in any event will include 75% of Excess Cashflow and 100% of the Net Proceeds from certain assets sales (unless the proceeds thereof are reinvested in a Permitted Acquisition or in other assets within 180 days after receipt), certain issuances of capital stock (unless the proceeds thereof are reinvested in a Permitted Acquisition or in other assets within 180 days after receipt) and certain incurrences of additional indebtedness (unless the proceeds thereof are reinvested in a Permitted Acquisition or in other assets within 180 days after receipt). Proceeds received in respect of any Mandatory Prepayment Event shall be applied first to prepay amounts outstanding in respect of the Term Loan, in the inverse order of the maturity of the installments thereof, and then to Revolving Loans.

            "Permitted Acquisition" means an acquisition of a business so long as the following conditions are satisfied:

            (a) if, after giving effect thereto, the ratio of the Borrower's consolidated senior indebtedness (other than the Borrower's 10 1/2% Senior Notes Due 2008 (the "Senior Notes")) to consolidated EBITDA (calculated on a rolling four-quarter basis) does not exceed 2.50 to 1, the aggregate consideration payable in connection therewith (including indebtedness assumed) does not exceed $15,000,000.

            (b) the Permitted Acquisition is in a permitted line of business;

            (c) no more than three Permitted Acquisitions are made during any rolling six-month period;

            (d) the aggregate consideration payable in connection with Permitted Acquisitions (including indebtedness assumed) does not exceed $15,000,000 during any rolling six-month period;

            (e) at least 10 business days prior to the making of any proposed acquisition, the Borrower shall furnish a reasonably detailed description of the proposed Permitted Acquisition, a certified compliance certificate and a reasonably detailed financial model demonstrating proforma compliance with all of the conditions precedent to Permitted Acquisitions and projected compliance with all covenants for the term of the Facilities, audited financials of the target (or, if not reasonably available, certified financials by the target's senior financial officer), an executed stock or asset purchase agreement (or such an agreement in execution form) and a "due diligence" report from a nationally recognized accounting firm (if such a report is obtained by the Borrower), all of the above in reasonably acceptable form to the Agent and the Lenders;

            (f) after giving effect thereto, the Borrower will be in compliance with the covenants set forth in the Credit Agreement;

            (g) the Agent shall have a perfected first priority security interest in the capital stock of any entities acquired, all of the assets of any entities acquired and any assets acquired; and

            (h) the Borrower's borrowing base availability shall be at least $5,000,000.


CONDITIONS TO EFFECTIVENESS
AND TO INITIAL BORROWING:     The effectiveness of the Facilities and the
     initial borrowings thereunder shall be subject to conditions precedent that are usual for facilities and transactions of this type, and to such additional conditions precedent as may be required by the Lenders, including but not limited to:

            (1) The Borrower (or a wholly-owned subsidiary of the Borrower ("Acquisition Co")) shall have acquired no less than 90% of the capital stock of Valley Forge (the "Acquisition") for an aggregate consideration, which, when taken together with any merger consideration payable to any shareholders of Valley Forge, does not exceed the sum of (x) $88,500,000 PLUS (y) the aggregate amount of ---- cash proceeds received by the Borrower from the issuance of additional common equity to finance the Acquisition; and the agreement for the merger (the "Merger") of Valley Forge and Acquisition Co (the "Merger Agreement") shall have been duly approved by the boards of directors of Acquisition Co and Valley Forge. In addition, the Agent shall be satisfied that the funds available to the Borrower will be sufficient to consummate the Acquisition.

            (2) All indebtedness of Valley Forge and its subsidiaries shall have been paid in full and any liens securing any such indebtedness shall have been terminated of record.

            (3) The form and substance of the Merger Agreement shall be reasonably satisfactory to the Agent (it being understood that, except as expressly provided herein, the draft thereof prepared by Valley Forge and heretofore furnished to the Arranger is reasonably satisfactory). All conditions to the Merger set forth in the Merger Agreement shall have been satisfied. The representations regarding environmental matters set forth in the Borrower's comments to the Merger Agreement draft referred to above shall be true and correct.

            (4) The Agent shall be satisfied that the Acquisition and the Merger shall be made in compliance with all applicable laws, statutes, rules and regulations.

            (5) There shall be no governmental or judicial action, actual or threatened, that is reasonably likely to restrain, prevent or impose burdensome conditions on the Acquisition or the Merger, or that would cause a material adverse change on the Borrower, any of the Guarantors, Valley Forge or any of Valley Forge's subsidiaries.

            (6) The lease arrangement relating to the facilities of Valley Forge located at 2655 Corporate Drive, Napa, California, shall have been modified to provide for the payment of rent thereunder on terms comparable to those existing prior to the Merger.

            (7) The Agent shall have received a certificate from the Chief Financial Officers of the Borrower and all Guarantors, satisfactory in all respects to the Lenders, to the effect that, after giving effect to the Acquisition, the Merger and the making of the Term Loan, the Borrower and the Guarantors (taken as a whole) will not be insolvent, will not be rendered insolvent and will not have insufficient capital with which to engage in their businesses or will have incurred debts within its ability to pay such debts as they mature.

            (8) There shall not have occurred or become known any material adverse condition affecting, or any material adverse change with respect to, the condition (financial or otherwise), operations, business, assets or liabilities of the Borrower, Valley Forge and their respective subsidiaries (taken as a whole), since December 31, 1997.

            (9) The Representations and Warranties shall be true and correct.

            (10) No event has occurred which would constitute an Event of Default.

            (11) The Senior Credit Agreement and all documentation with respect to the Facilities shall be satisfactory to the Agent, the Lenders and their counsel.

CONDITIONS PRECEDENT
TO SUBSEQUENT
BORROWINGS:          Customary in credit agreements of this type including,
     without limitation:

            (1)      Absence of Default or Events of Default;

            (2) Accuracy of representations and warranties in all material respects, including no material adverse change representation to be made upon each drawing.

REPRESENTATION AND
WARRANTIES:          Customary for facilities and transactions of this type.
     Representations and warranties that may be required include, but are not limited to, no Default or Event of Default; maintenance of business prospects, including absence of material adverse change; accuracy of financial statements (including proforma financial statements); absence of undisclosed liabilities; compliance with Federal Reserve Board regulations (including margin regulations); compliance with laws (including environmental laws and ERISA); solvency; no conflicts with laws, charter documents, or agreements; organization, power and good standing; payment of taxes; ownership of properties; and absence of liens and security interests; in each case with such materiality and other qualifications as shall be negotiated.

NON-FINANCIAL
COVENANTS:           Customary for facilities and transactions of this type,
     including but not limited to: providing financial and other business information; material compliance with laws; insurance; inspection and maintenance of books and records and properties; material compliance with environmental and ERISA laws; conduct of and line of business; maintenance of existence; limitations on liens, debts, mergers, investments (including capital expenditures and acquisitions), prepayment of other debt, purchase and sale of assets, operating lease expenses, transactions with affiliates, management or advisory fees and modifications of core documents, in each case with such carve-outs and other exceptions as shall be negotiated. The Borrower will agree to cause Valley Forge and Acquisition Co to be duly merged promptly after the Closing Date. The covenant restricting the payment of management or advisory fees will permit the Borrower to pay an advisory fee to Millbrook Capital Management Inc. in connection with the Merger in an amount not to exceed $900,000, provided that, at the time such fee is paid and after giving effect thereto, (i) no default shall have occurred and be continuing and (ii) the ratio of

     Funded Debt to EBITDA (for the preceding four-quarter period, and based on the Borrower's financial statements for such period after giving pro forma effect to (a) such payment, (b) any indebtedness incurred to finance such payment, and (c) a $2,200,000 net add-back to EBITDA to reflect net anticipated cost savings from the elimination of overhead, and anticipated synergies, in connection with the Acquisition (such add-back to be credited as follows: for the period ending on December 31, 1998, 100% thereof; for the period ending on March 31, 1999, 75% thereof; for the period ending on June 30, 1999, 50% thereof; for the period ending on September 30, 1999, 25% thereof; and thereafter, no such add-back)) shall not exceed 4.9 to 1.

DIVIDENDS AND
 OTHER DISTRIBUTIONS:      Dividends and other distributions will not be
                           permitted except as follows:

                           (a) To the extent necessary to enable the Borrower's members to pay income taxes arising out of their membership interests in the Borrower.

                           (b) If (after giving effect to such dividend or other distribution) the ratio of the Borrower's consolidated senior indebtedness (other than the Senior Notes) to consolidated EBITDA (calculated on a rolling four-quarter basis) is equal to or less than
                                    2.00 to 1, additional distributions in an aggregate amount not to exceed 25% of Excess Cash Flow for the prior year (in each case, including any amounts paid in such year pursuant to the foregoing clause (b)), so long as at the time of such distribution and after giving effect thereto, no default shall be continuing.

FINANCIAL COVENANTS:     Minimum Interest Coverage, minimum Fixed Charge
     Coverage and maximum Funded Debt/EBITDA ratios, in each case as shall be negotiated.

EVENTS OF DEFAULT:       Customary for transactions of this type, including (but
     not limited to) non-payment, misrepresentation, financial and non-financial covenant defaults, bankruptcy, ERISA, judgments, change of ownership or control, cross-default, cross-acceleration and impairment of security; with respect to certain Events of Default, with notice and cure periods as shall be mutually agreed and customary.

YIELD PROTECTION AND
INCREASED COSTS:         The usual for facilities of this type, including but
     not limited to, compensation in respect of redeployment costs, reserve requirements, taxes (including gross-up provisions for withholding taxes) and decreased profitability resulting from U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, whether or not having the force of law, and any other customary yield and increased costs protection deemed appropriate by the Lenders to provide customary protection for U.S. and non-U.S. banks. Compensation will be payable by the Borrower upon presentation by the affected Lender of a notice as to the amounts involved, which will be conclusive absent manifest error.

ASSIGNMENTS AND
PARTICIPATIONS:          Neither the Borrower nor any Guarantor may assign its
     rights or obligations in connection with the Senior Secured Facilities without the prior written consent of all the Lenders. Lenders are permitted to participate and assign loans, notes and commitments.

                           Assignments are subject to an administrative fee to the Agent of $3,500 per occurrence and subject to the consent of the Borrower and the Agent (such consent not to be unreasonably withheld). Each assignment will be in a minimum amount of $5,000,000. Assignees would assume all the rights and obligations of the assigning Lender.

                           Participations will be without restriction (except participants shall have no voting rights other than, to the extent agreed to between such participant and the applicable Lender, as to matters which require the vote of 100% of the Lenders) and participants will have the same benefits as the original syndicate Lenders with regard to yield protection and increased costs (subject to limitation of amounts claimed to the amounts that could have been claimed by the selling Lender), rights in the collateral and provision of information on the Borrower.

VOTING:                    Banks holding 50.1% or more of commitments
               for amendments and waivers; 100% for i) reductions in principal due, the interest rate or fees payable thereon or extensions in the payments thereof, ii) increases or extensions of term of commitments, iii) releases of any substantial part of collateral, or iv) changes in percentage needed to amend or waive.

MISCELLANEOUS:              Governing Law and Forum (New York); waiver
               of jury trial; customary acquisition finance and environmental indemnity; payment by the Borrower of all out-pocket expenses of the Agent, including legal, consultant, due diligence, syndication and enforcement, filing and other collateral expenses, and post-closing publicity.

AGENT'S COUNSEL :           Mayer, Brown & Platt

This Summary of Terms and Conditions is intended as an outline only and does not purport to summarize or contain all of the conditions, covenants, representations, warranties and other provisions that would be contained in the definitive credit documentation. The Borrower and Millbrook Capital Management agree that this Summary of Terms and Conditions is for the confidential use of the Borrower and Millbrook Capital Management and may not be distributed, disclosed or summarized in any way, in whole or in part, without the prior written consent of the Arranger. The financing described herein is subject to definitive documentation satisfactory to the Arranger, the Agent, the Lenders and their counsel.